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EXHIBIT (d)(3)

1 Adler Drive East Syracuse, NY 13057 Phone: 315-437-2065 Fax: 315-437-6973 www.op-tech.us

January 25, 2013

CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT

Dear Mr. Michaud:

        In connection with J.F. Lehman & Company's ("you", "your", or "JFL") consideration of a possible acquisition, investment or loan transaction ("Transaction") involving OP-TECH Environmental Services, Inc. (the "Company"), the Company and you (and each a "Party" and together the "Parties") have agreed to exchange certain confidential and other information concerning the Company and possible Transaction.

        As a condition to exchanging such information, including any Confidential Memorandum or similar document, the "Parties" agree to treat any information concerning the Company, which is furnished to you on behalf of the Company, whether furnished before or after the date of this letter, together with any and all analyses, compilations, studies or other documents prepared by you or any of your directors, officers, managers, subsidiaries, lenders, financing sources, employees, agents, advisors, attorneys, accountants, consultants or representatives (all of the foregoing who receive Evaluation Material directly or indirectly from a party, collectively, "Representatives") which contain or otherwise reflect any information disclosed by the Parties (hereinafter collectively referred to as the "Evaluation Material"), in accordance with the provisions of this agreement. The term "Evaluation Material" does not include information which (i) was or is already in your possession prior to the time of disclosure to you by the Company, provided that such information did not come from a source known by you to be bound by a confidentiality agreement with the Company, or otherwise prohibited from disclosing the information to you by a contractual, legal or fiduciary obligation, (ii) was, is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in breach of this Agreement, (iii) was, is or becomes available to you on a non-confidential basis from a source other than the Company, provided that such source is not known by you to be bound by a confidentiality agreement with the Company, or otherwise prohibited from disclosing the information to you by a contractual, legal or fiduciary obligation, or (iv) was or is developed by you without reliance on or reference to Evaluation Material.

        The Parties hereby agree that the Evaluation Material will be used solely for the purpose of evaluating the Transaction between the Parties. Without limiting the foregoing, each Party specifically agrees that the Evaluation Material shall not be used to obtain any competitive advantage at any time in the event a Transaction with the Company is not consummated. In addition, such information will be kept confidential by each Party except to the extent that disclosure of such information (i) has been consented to in writing by the disclosing Party, (ii) is required by law, regulation, supervisory authority or other applicable judicial or governmental order, or (iii) is made to your Representatives who, in your reasonable opinion, need to know such information for the purpose of evaluating the Transaction, provided that such Representatives be informed by the receiving Party of the confidential nature of the Evaluation Material, and agree to maintain the confidentiality thereof. In any event, each Party shall be responsible for any breach of this agreement by its Representatives. To the extent the Agreement purports to be binding upon your subsidiaries, the Company agrees that any non-wholly owned company in which you or an investment fund managed by you may now or in the future have an investment will not be deemed subject to or bound by the Agreement (as a Representative or otherwise) unless and only to the extent such company has been provided the Evaluation Material by you, it being acknowledged and agreed that possession or knowledge of Evaluation Material by you or its designated representative(s) on such company's board or governing body shall not, solely for that reason, be deemed imputed to such company. Notwithstanding any provision of this Agreement to the contrary, no provision of this Agreement shall apply to any action taken independently by any of the portfolio companies of your affiliated investment funds so long as in each case such portfolio company has not received any Evaluation Material.

        In addition, unless otherwise required by law, without the prior consent of the Parties, each Party will direct its Representatives not to disclose to any person (i) that the Evaluation Material has been made available, (ii) that discussions or negotiations are taking place concerning a Transaction or (iii) any terms, conditions or other facts with respect to the proposed Transaction, including the status thereof.

        In the event that you or any of your Representatives are requested or required by judicial, legislative or regulatory process to disclose any Evaluation Material, you will, if permitted by law, provide the Company with prompt notice of any such request or requirement so that the Company may seek, at its own expense, an appropriate protective order or other appropriate remedy, at its sole expense, and/or waive compliance with the terms of this agreement. In the event that (i) such protective order or other remedy is not obtained, or (ii) the Company in writing waives compliance with the terms thereof, you may disclose only that portion of the Evaluation Material which is legally required, and you will exercise commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such Evaluation Material.

        If either Party or any of their respective Representatives is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, or similar process) to disclose any Evaluation Material received by it or to make any other disclosure, such party agrees to provide the disclosing Party of such Evaluation Material with prompt notice of each such request, to the extent practicable, so that the disclosing Party may seek, at its own expense, an appropriate protective order or waive compliance by the receiving Party with the provisions of this agreement or both. If, absent the entry of a protective order or the receipt of a waiver under this agreement, the receiving Party or its Representatives are, in the opinion of its or its Representatives' counsel, as the case may be, legally compelled to disclose such Evaluation material under pain of liability for contempt or other censure or penalty, the receiving Party may disclose such information to the persons and to the extent required without liability under this agreement.

        Neither party shall be entitled to any special, consequential, indirect, punitive or exemplary damages, including loss of profits, as a result of any breach of this Agreement by the other party, its affiliates or its Representatives, regardless of whether a claim is asserted under contract, tort or other theory.

        Unless otherwise directed by the Company, all communications regarding a Transaction and all requests for additional information concerning the Company will be submitted or directed solely to the Company to the attention of its Chief Executive Officer. You understand and acknowledge that the Company shall not be deemed to make, any representations or warranties, express or implied, as to the accuracy or completeness of the Evaluation Material, and the Company shall not have any liability to you or any of its Representatives resulting from use thereof, except for fraud, willful misconduct, or as specifically agreed to herein. Only those representations or warranties which are made by the Company in a final definitive agreement regarding a Transaction, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

        This agreement shall be governed by and interpreted according to the laws of the State of New York (exclusive of such State's conflicts of laws rules) and subject to the exclusive jurisdiction of the federal or state courts located in Southern District of New York. This Agreement binds the Parties only with respect to the matters expressly set forth herein. As such, unless and until a definitive agreement regarding a Transaction between the Company and you has been executed, (i) neither the Company nor you will be under any legal obligation of any kind whatsoever to negotiate or consummate a Transaction by virtue of this agreement or any other written or oral expression with respect thereto made by the Company or any other party, and (ii) you shall not have any claim whatsoever against the Company or any of their respective directors, officers, employees, stockholders, owners, agents or representatives, arising out of any Transaction, except for fraud, willful misconduct, or as specifically agreed to herein.

        JFL's obligations under this agreement shall remain in effect for a period of twelve months from the date hereof, unless and until this agreement is terminated by the Company or is superseded by another agreement between you and the Company that concerns your use of the Evaluation Material.

        This letter agreement shall constitute the full agreement by us with respect to the Evaluation Material submitted by the Company to us and shall supersede any and all prior agreements and understandings relating thereto.

        This agreement may be executed in counterparts. Please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning to us a copy of this letter.

Very truly yours,

OP-TECH Environmental Services, Inc. (the "Company")

By:	/s/ CHARLES B. MORGAN
	Name:	Charles B. Morgan
	Title:	CEO

Accepted and agreed to as of the 25 day of January, 2013.

Company: J.F. Lehman & Company
By:	/s/ JAMES J. MICHAUD James J. Michaud

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  EXHIBIT (d)(3)
CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT